Exhibit 99.1

Red Robin Gourmet Burgers Reports Earnings for the Fiscal Second Quarter 2009

Greenwood Village, Colo. — (BUSINESS WIRE) — August 13, 2009 — Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the twelve and twenty-eight weeks ended July 12, 2009.

Financial and Operational Highlights

Highlights for the 12 weeks ended July 12, 2009, compared to the 12 weeks ended July 13, 2008, are as follows:

•                  Total revenues decreased 2.6% to $201.1 million.

•                  Restaurant revenue decreased 2.4% to $198.0 million.

•                  Company-owned comparable restaurant sales decreased 11.5%.

•                  Restaurant-level operating profit decreased 6.0% to $35.6 million.

•                  GAAP diluted earnings per share were $0.41 vs. $0.49 in the same period a year ago, which included a $0.03 charge for reacquired franchise costs and related acquisition integration expenses in the fiscal second quarter of 2008.

•                  A total of seven new Red Robin® restaurants, six company-owned restaurants and one franchised location, were opened during the second quarter 2009.

As of the end of the fiscal second quarter of 2009, there were 304 company-owned and 131 franchised Red Robin® restaurants.

“Red Robin’s financial performance during the second quarter reflected the continued weak macroeconomic climate that is impacting the casual dining industry as a whole, combined with some challenges unique to us, especially the lapping of our successful brand-building national advertising last year,” said Dennis B. Mullen, Red Robin Gourmet Burgers, Inc., chairman and chief executive officer.  “We are encouraged by our Team Members’ abilities to streamline operations and manage controllable costs, while delivering a consistently great dining experience, in addition to their focus on targeted-traffic driving and retention initiatives to improve our top line.  For the balance of the year, we will concentrate on making further progress on improving productivity and executing on our targeted marketing strategies.”

Fiscal Second Quarter 2009 Results

Comparable restaurant sales decreased 11.5% for company-owned restaurants in the fiscal second quarter of 2009 compared to the fiscal second quarter of 2008, driven by a 12.2% decline in guest counts, which was partially offset by a 0.7% increase in the average guest check.  Average weekly comparable sales from the 245 company-owned comparable restaurants were $56,335 in the fiscal second quarter of 2009, compared to $64,842 for the 207 company-owned comparable restaurants in the fiscal second quarter of 2008.  Average weekly sales for the 44 non-comparable company-owned restaurants were $56,053 in the fiscal second quarter of 2009, compared to $56,233 for the 43 non-comparable restaurants in the fiscal second quarter a year ago.  For all company-owned restaurants, average weekly sales were $55,973 from

3,619 operating weeks in the fiscal second quarter of 2009 compared to $63,013 from 3,281 operating weeks, in the fiscal second quarter of 2008.

Early in the second quarter of 2008, the Company acquired 15 existing Red Robin franchised restaurants from three franchisees (the “2008 Acquired Restaurants”).  Average weekly sales for these 15 restaurants were $49,842 in the fiscal second quarter of 2009 and $54,905 in the fiscal second quarter of 2008. These 15 locations will be included in the company-owned comparable restaurant base in the fiscal third quarter of 2009.

Total Company revenues, which include company-owned restaurant sales and franchise royalties and fees, decreased 2.6% to $201.1 million in the fiscal second quarter of 2009, versus $206.4 million last year.  Franchise royalties and fees decreased 10.4% to $3.1 million in the fiscal second quarter of 2009 compared to $3.4 million in the same period a year ago.  Franchise royalties and fees in the fiscal second quarter of 2008 included $276,000 of royalties attributed to the 2008 Acquired Restaurants.

For the fiscal second quarter of 2009, the Company’s U.S. franchise restaurant sales of $69.2 million were lower compared to $74.9 million in the prior year period, primarily as a result of franchise restaurants acquired by the company early in the fiscal second quarter of 2008.  Comparable sales in the fiscal second quarter of 2009 for franchise restaurants in the U.S. decreased 10.3% and for franchise restaurants in Canada decreased 1.6% from the fiscal second quarter of 2008.  Average weekly comparable sales for the U.S. franchised restaurants were $51,970 from the 100 comparable restaurants in the fiscal second quarter of 2009, compared to $58,353 for the 87 comparable restaurants in the fiscal second quarter of 2008.  Average weekly sales in the fiscal second quarter of 2009 for the Company’s 18 comparable franchise restaurants in Canada were C$52,977 versus C$53,829 in the same period last year.  Canadian results are in Canadian dollars.

Restaurant-level operating profit margins at company-owned restaurants were 18.0% in the fiscal second quarter of 2009 compared to 18.6% in the fiscal second quarter of 2008.  Fiscal second quarter 2009 restaurant-level operating profit margins were negatively impacted by an approximately 0.5% increase in food and beverage costs, a 0.2% increase in labor costs, along with a 0.8% increase in occupancy costs, partially offset by 0.9% lower operating costs, largely driven by lower year-over-year contributions to the Company’s national advertising fund, which were 0.25% of restaurant revenue in the fiscal second quarter of 2009 versus 1.5% of restaurant revenue last year.

The Company’s restaurant-level operating profit metric does not represent income from operations or net income calculated in accordance with generally accepted accounting principles (“GAAP”). Schedule I of this earnings release reconciles restaurant-level operating profit to income from operations and net income for all periods presented.

General and administrative expense was $15.1 million in the fiscal second quarter of 2009 and $14.5 million in the fiscal second quarter of 2008, which were 7.5% and 7.0% of total revenue, respectively.  Reacquired franchise and other acquisition costs in the fiscal second quarter last year represented one-time pre-tax charges of $0.5 million.

Interest expense was $1.6 million in the fiscal second quarter of 2009, compared to $1.8 million in the fiscal second quarter of 2008.

In the fiscal second quarter of 2009, the Company realized a reduction in the effective tax rate to 23.2% compared to 27.8% for the fiscal second quarter of 2008.

Net income for the fiscal second quarter of 2009 was $6.4 million, or $0.41 per diluted share, as compared to net income of $7.9 million, or $0.49 per diluted share, in the fiscal second quarter of 2008.   Net income for the fiscal second quarter of 2008 included a $0.03 per diluted share charge for reacquired franchise costs and acquisition-related integration expenses.

Schedule II of this earnings release reconciles the impact on the net income and diluted earnings per share as reported on a GAAP basis in the fiscal second quarter of 2009 and 2008 to adjusted amounts excluding certain acquisition costs.

Outlook

The Company expects to open two new company-owned restaurants in the fiscal fourth quarter of 2009.  Both of these restaurants currently are under construction.  A new franchised restaurant that opened early in the fiscal third quarter of 2009 is expected to be the last new franchised opening of the fiscal year.  For the full 52-week period, the Company expects to open a total of 15 new company-owned restaurants, while franchisees have opened a total of four new restaurants.

The Company continues to expect that guest counts will remain negative in fiscal year 2009.  In addition to the general macroeconomic pressures, the extent of the traffic declines may also be influenced by prior-year marketing activities, which create more difficult comparisons during certain periods.  The Company also expects certain costs, such as minimum wage increases and select commodity cost increases, to continue to put pressure on restaurant-level profitability. Based on these factors, the Company anticipates that without any menu price increases, restaurant-level operating margins could decline by 50 to 80 basis points during fiscal year 2009, even after considering the benefit from reduced national advertising contributions and other cost reduction activities. For every 10 basis point change in restaurant level operating profit during fiscal year 2009, diluted earnings per share are estimated to be impacted by approximately $0.04.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its second quarter 2009 results today at 5:00 p.m. ET. The conference call number is (888) 211-7360.  To access the webcast, please visit www.redrobin.com and select the “Investors” link from the menu. The quarterly financial information that the Company intends to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com prior to the conference call.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., serves up wholesome, fun, feel-good experiences in a kid- and family-friendly environment.  Red Robin® restaurants are famous for serving more than two dozen insanely delicious, high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages.  There are more than 430 Red Robin® restaurants located across the United States and Canada, including company-owned locations and those operating under franchise agreements.

Forward-Looking Statements:

Certain information and statements contained in this press release, including those under the heading “Outlook,” are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “expects,” “anticipates,” “will” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof. These statements are based on assumptions believed by us to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the downturn in general economic conditions including severe volatility in financial markets and decreasing consumer confidence, resulting in changes in consumer preferences, or consumer discretionary spending;  potential fluctuation in our quarterly operating results due to economic conditions, seasonality and other factors; changes in availability of capital or credit facility borrowings to us and to our franchisees; the adequacy of cash flows generated by our business to fund operations and growth opportunities; our ability to achieve and manage our planned expansion, including both in new markets and existing markets; changes in the cost and availability of building materials and restaurant supplies; the concentration of our restaurants in the Western United States and the associated disproportionate impact of macroeconomic factors; changes in the availability and costs of food; changes in labor and energy costs and changes in the ability of our vendors to meet our supply requirements; labor shortages, particularly in new markets; the effectiveness of our initiative to normalize new restaurant operations; lack of awareness of our brand in new markets; the effectiveness of our advertising strategy; higher percentage of operating weeks from non-comparable restaurants; concentration of less mature restaurants in the comparable restaurant base which impacts profitability; the ability of our franchisees to open and manage new restaurants; the effect of increased competition in the casual dining market and discounting by competitors; health concerns about our food products and food preparation; our ability to protect our intellectual property and  proprietary information; the impact of federal, state or local government regulations relating to our team members or the sale of food or alcoholic beverages; our franchisees’ adherence to our practices, policies and procedures;  and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

For further information contact:

ICR

Don Duffy/Raphael Gross

203-682-8200

RESTAURANT UNIT DATA

The following table details restaurant unit data for company-owned and franchise locations for the periods indicated.

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 12, 2009	July 13, 2008	July 12, 2009	July 13, 2008
Company-owned:
Beginning of period	298	258	294	249
Opened during period	6	8	13	17
Acquired during period	—	15	1	15
Closed during period	—	—	(4)	—
End of period	304	281	304	281

Franchised:
Beginning of period	130	135	129	135
Opened during period	1	3	3	4
Sold or closed during period	—	(15)	(1)	(16)
End of period	131	123	131	123

Total number of Red Robin® restaurants	435	404	435	404

On December 31, 2008, the Company acquired a restaurant that was managed by the Company under a management agreement with a franchisee since May 2008.

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	July 12, 2009	December 28, 2008
Assets:
Current Assets:
Cash and cash equivalents	$9,937	$11,158
Accounts receivable, net	8,029	5,611
Inventories	14,002	13,123
Prepaid expenses and other current assets	5,928	9,032
Income tax receivable	2,159	6,208
Deferred tax asset	4,143	3,366
Restricted current assets—marketing funds	1,358	1,590
Total current assets	$45,556	$50,088
Property and equipment, net	440,663	442,012
Goodwill	61,769	60,982
Intangible assets, net	50,505	51,990
Other assets, net	3,544	4,665
Total assets	$602,037	$609,737

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$9,868	$11,966
Construction related payables	4,054	9,747
Accrued payroll and payroll related liabilities	27,078	25,489
Unredeemed gift certificates	8,587	11,997
Accrued liabilities	23,574	20,385
Accrued liabilities—marketing funds	1,358	1,590
Current portion of term loan notes payable	18,739	10,313
Current portion of long-term debt and capital lease obligations	636	696
Total current liabilities	$93,894	$92,183
Deferred rent	29,556	26,790
Long-term portion of term loan notes payable	108,639	122,687
Other long-term debt and capital lease obligations	80,410	88,876
Other non-current liabilities	8,017	10,293
Total liabilities	$320,516	$340,829

Stockholders’ Equity:
Common stock	17	17
Treasury stock, 1,492,280 shares, at cost	(50,125)	(50,125)
Paid-in capital	168,453	165,932
Accumulated other comprehensive loss, net of tax	(1,796)	(1,622)
Retained earnings	164,972	154,706
Total stockholders’ equity	281,521	268,908
Total liabilities and stockholders’ equity	$602,037	$609,737

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(In thousands, except share amounts)

(Unaudited)

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 12, 2009	July 13, 2008	July 12, 2009	July 13, 2008

Revenues:
Restaurant revenue	$197,963	$202,898	$464,558	$453,800
Franchise royalties and fees	3,078	3,434	7,230	8,068
Rent revenue	47	56	113	113
Total revenues	201,088	206,388	471,901	461,981

Costs and expenses:
Restaurant operating costs:
Cost of sales	48,228	48,505	113,511	107,853
Labor (includes $137, $308, $1,123 and $663 of stock-based compensation, respectively)	67,679	68,956	159,950	154,095
Operating	32,008	34,397	75,026	76,903
Occupancy	14,494	13,216	33,402	29,218
Depreciation and amortization	13,066	11,680	30,703	26,529
General and administrative (includes $615, $1,041, $4,342, and $2,514 of stock-based compensation, respectively)	15,099	14,454	38,971	36,929
Pre-opening costs	588	2,041	3,138	4,604
Reacquired franchise and other acquisition costs	—	451	—	451
Total costs and expenses	191,162	193,700	454,701	436,582

Income from operations	9,926	12,688	17,200	25,399
Other expense (income):
Interest expense, net	1,559	1,763	3,673	4,059
Other	9	(38)	19	(25)
Total other expenses	1,568	1,725	3,692	4,034

Income before income taxes	8,358	10,963	13,508	21,365
Provision for income taxes	1,937	3,047	3,242	6,196
Net income	$6,421	$7,916	$10,266	$15,169
Earnings per share:
Basic	$0.42	$0.49	$0.67	$0.92
Diluted	$0.41	$0.49	$0.66	$0.91
Weighted average shares outstanding:
Basic	15,380	16,093	15,366	16,460
Diluted	15,486	16,221	15,467	16,586

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Twenty-eight Weeks Ended
	July 12, 2009	July 13, 2008
Cash Flows From Operating Activities:
Net income	$10,266	$15,169
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,703	26,529
Stock-based compensation expense	5,465	3,177
Restaurant closure costs	598	—
Other, net	(1,224)	152
Changes in operating assets and liabilities	3,479	7,349
Cash provided by operating activities	49,287	52,376

Cash Flows From Investing Activities:
Changes in marketing fund restricted cash	—	45
Acquisition of franchise restaurants, net of cash acquired of $0 and $55, respectively	(1,248)	(30,257)
Purchases of property and equipment	(32,905)	(41,765)
Cash used in investing activities	(34,153)	(71,977)

Cash Flows From Financing Activities:
Borrowings of long-term debt	97,500	125,900
Payments of long-term debt	(110,730)	(58,025)
Purchase of treasury stock	—	(50,042)
Payment for tender offer for stock options	(3,498)	—
Proceeds from exercise of stock options and employee stock purchase plan	607	1,295
Excess tax benefit related to exercise of stock options	76	232
Payments of other debt and capital lease obligations	(310)	(264)
Cash provided (used) by financing activities	(16,355)	19,096

Net change in cash and cash equivalents	(1,221)	(505)
Cash and cash equivalents, beginning of period	11,158	12,914
Cash and cash equivalents, end of period	$9,937	$12,409

Supplemental Disclosure of Cash Flow Information:
Income taxes paid	$936	$1,364
Interest paid, net of amounts capitalized	3,469	3,925

Supplemental Disclosure of Non-Cash Items:
Capital lease obligations incurred for equipment purchases	—	156
Unrealized gain (loss) on cash flow hedge, net of tax	(174)	1,203

Schedule I

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income

from Operations and Net Income

The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs in the event closure or impairment charges are incurred. It does not include general and administrative costs, depreciation and amortization, pre-opening costs and costs associated with the tender offer of stock options attributed to non-restaurant employees. The Company believes that restaurant-level operating profit is an important measure of financial performance because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the twelve and twenty-eight weeks ended July 12, 2009 and July 13, 2008, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues

	Twelve Weeks Ended				Twenty-eight Weeks Ended
	July 12, 2009		July 13, 2008		July 12, 2009		July 13, 2008
Restaurant revenues	$197,963	98.5%	$202,898	98.3%	$464,558	98.5%	$453,800	98.2%
Restaurant operating costs:
Cost of sales	48,228	24.4	48,505	23.9	113,511	24.4	107,853	23.8
Labor	67,679	34.2	68,956	34.0	159,064	34.2	154,095	34.0
Operating	32,008	16.1	34,397	17.0	75,026	16.1	76,903	16.9
Occupancy	14,494	7.3	13,216	6.5	33,402	7.2	29,218	6.4
Tender offer stock-based compensation expense	—	—	—	—	886	0.2	—	—
Restaurant-level operating profit	35,554	18.0	37,824	18.6	82,669	17.8	85,731	18.9

Add — other revenues	3,125	1.5	3,490	1.7	7,343	1.5	8,181	1.8
Deduct — other operating:
Depreciation and amortization	13,066	6.5	11,680	5.7	30,703	6.5	26,529	5.7
General and administrative	15,087	7.5	14,454	7.0	35,257	7.5	36,929	8.0
Pre-opening costs	588	0.3	2,041	1.0	3,138	0.7	4,604	1.0
Tender offer stock-based compensation expense	—	—	—	—	3,116	0.7	—	—
Restaurant closure costs	12	—	—	—	598	0.1	—	—
Reacquired franchise and other acquisition costs	—	—	451	0.2	—	—	451	0.1
Total other operating	28,753	14.3	28,626	13.9	72,812	15.5	68,513	14.8

Income from operations	9,926	4.9	12,688	6.1	17,200	3.6	25,399	5.5

Total other expenses, net	1,568	0.8	1,725	0.8	3,692	0.8	4,034	0.9
Provision for income taxes	1,937	1.0	3,047	1.5	3,242	0.7	6,196	1.3
Total other	3,505	1.8	4,772	2.3	6,934	1.5	10,230	2.2

Net income	6,421	3.1%	7,916	3.8%	10,266	2.1%	15,169	3.3%

Certain percentage amounts in the table above do not sum due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues, as opposed to total revenues.

Schedule II

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the twelve and twenty-eight week periods ended July 12, 2009 year-over-year change in net income and diluted net income per share, for the tender offer for certain stock options and costs associated with the closure of four restaurants during 2009, and the reacquired franchise costs and other acquisition costs, and acquisition related integration-related costs incurred during the twelve and twenty-eight week periods ended July 13, 2008.  The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.  The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

	Twelve Weeks Ended				Year Over Year
	July 12, 2009		July 13, 2008		Percentage Change
	Net	Diluted	Net	Diluted	Net	Diluted
	Income	EPS	Income	EPS	Income	EPS
Reported	$6,421	$0.41	$7,916	$0.49	-18.9%	-16.3%

After-tax impact of :
Restaurant closure costs	9	—	—	—
Reacquired franchise rights and other acquisition costs	—	—	326	0.02
Acquisition-related integration costs	—	—	174	0.01
	9	—	500	0.03

Adjusted	$6,430	$0.41	$8,416	$0.52	-23.6%	-21.2%

	Twenty-Eight Weeks Ended				Year Over Year
	July 12, 2009		July 13, 2008		Percentage Change
	Net	Diluted	Net	Diluted	Net	Diluted
	Income	EPS	Income	EPS	Income	EPS
Reported	$10,266	$0.66	$15,169	$0.91	-32.3%	-27.5%

After-tax impact of :
Cash Tender Offer	3,042	0.20	—	—
Restaurant closure costs	454	0.03	—	—
Reacquired franchise rights and other acquisition costs	—	—	320	0.02
Acquisition-related integration costs	—	—	180	0.01
	3,496	0.23	500	0.03

Adjusted	$13,762	$0.89	$15,669	$0.94	-12.2%	-5.3%